UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Stewart Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Letterhead of Stewart Enterprises, Inc.]
March 10, 2006
To our shareholders:
     You are cordially invited to the annual meeting of shareholders of Stewart Enterprises, Inc. to be held at 11:00 a.m. on April 20, 2006, in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana.
     The attached notice of meeting and proxy statement describe in detail the matters proposed by your board of directors to be considered and voted upon at the meeting.
     It is important that your shares be represented at the meeting. Accordingly, we ask that you read the attached notice of meeting and proxy statement carefully and that you complete, date and sign the enclosed proxy and return it promptly in the accompanying postpaid envelope. This will ensure that your vote is counted. Furnishing the enclosed proxy will not prevent you from voting in person at the meeting if you wish to do so.
     Please return the enclosed proxy and save us the cost of having to contact you again in order to obtain your signed proxy.
Sincerely,
John P. Laborde
Chairman of the Board

STEWART ENTERPRISES, INC.
1333 S. Clearview Parkway
Jefferson, Louisiana 70121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF STEWART ENTERPRISES, INC.:
     You are cordially invited to the 2006 annual meeting of our shareholders which will be held in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana, on April 20, 2006, at 11:00 a.m. for the following purposes:
•	To elect four directors to serve a three-year term of office expiring at our 2009 annual meeting

•	To approve an amendment to our articles of incorporation that would declassify our board of directors so that beginning in 2007 all directors would be elected annually

•	To ratify the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2006

•	To transact such other business as may properly come before the meeting or any adjournment thereof
     Only shareholders of record at the close of business on February 21, 2006 are entitled to notice of and to vote at our 2006 annual meeting.
     If you are unable to attend in person and wish to have your shares voted, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID ENVELOPE AS PROMPTLY AS POSSIBLE. You may revoke your proxy by giving notice to our Secretary at any time before it is voted at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Lewis J. Derbes, Jr.
Secretary

Jefferson, Louisiana
March 10, 2006

Preliminary Copies
STEWART ENTERPRISES, INC.
1333 S. Clearview Parkway
Jefferson, Louisiana 70121
March 10, 2006
PROXY STATEMENT
     We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies on behalf of our board of directors for use at the 2006 annual meeting of our shareholders to be held on April 20, 2006, at 11:00 a.m. in the Hotel Intercontinental, 444 St. Charles Avenue, New Orleans, Louisiana.
     Only holders of record of our Class A and Class B common stock at the close of business on February 21, 2006 are entitled to notice of and to vote at our 2006 annual meeting. On that date, we had outstanding 105,115,187 shares of our Class A common stock, each of which is entitled to one vote, and 3,555,020 shares of our Class B common stock, each of which is entitled to ten votes.
     You may revoke your proxy at any time before it is voted at the annual meeting by filing with our Secretary a written revocation or duly executed proxy bearing a later date. Your proxy will be deemed revoked if you attend the annual meeting and vote in person.
     We will begin mailing this proxy statement to our shareholders on or about March 10, 2006, and we will bear the cost of soliciting proxies in the enclosed form. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and facsimile. We will ask banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and we will reimburse them upon request for their reasonable expenses in so acting.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS
Stock Ownership of Directors and Executive Officers
     The table below sets forth certain information concerning the beneficial ownership, as of February 15, 2006, of our Class A and Class B common stock by (1) each director and director nominee, (2) each executive officer for whom compensation information is disclosed under the caption “Executive Compensation,” and (3) all of our directors and executive officers as a group, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

				Acquirable through
		Number of Shares		Currently
		Beneficially		Exercisable	Percent
Beneficial Owner	Class	Owned(1)(2)		Stock Options(3)	of Class(3)
Directors and Director Nominees

Frank B. Stewart, Jr.	Class A	7,235,885	(4)	0	6.9%
111 Veterans Memorial Boulevard	Class B	3,555,020	(5)	0	100.0%
Suite 160
Metairie, LA 70005

John P. Laborde	Class A	44,327	(6)	0	*
Kenneth C. Budde	Class A	292,101	(7)	177,084	*
Thomas M. Kitchen	Class A	45,083	(8)	46,700	*
Alden J. McDonald, Jr.	Class A	6,205	(9)	0	*
James W. McFarland	Class A	28,376		0	*
John C. McNamara	Class A	33,200		0	*
Ronald H. Patron	Class A	10,500		0	*
Michael O. Read	Class A	49,539	(10)	0	*
Ashton J. Ryan, Jr.	Class A	0		0	*

Named Executive Officers(11)

Everett N. Kendrick	Class A	54,390	(12)	80,034	*
Brent F. Heffron	Class A	167,240	(13)	45,009	*
G. Kenneth Stephens, Jr.	Class A	57,370	(14)	45,009	*
Lawrence B. Hawkins.	Class A	97,316	(15)	45,009	*

All directors and executive officers as a group (14 persons)	Class A	8,168,370	(16)	483,854	8.2%
	Class B	3,555,020		0	100.0%

*	Less than 1%.

(1)	Excludes shares subject to options currently exercisable or exercisable within 60 days, which shares are set forth separately in the next column.

(2)	Includes shares held indirectly through the Stewart Enterprises Employees’ Retirement Trust (SEERT). Individuals participating in the SEERT have sole investment power, but no voting power, over the shares. Participants in the SEERT may choose to direct personal contributions, as well as matching and discretionary profit sharing contributions from our company, into the Stewart Enterprises Company Stock Fund (the “Fund”). The Fund is a blend of Stewart Enterprises, Inc. Class A common stock and cash. Participants do not have direct ownership of Stewart Enterprises, Inc. stock, but rather have ownership of units in the Fund. As of December 31, 2005, one unit in the Fund was equivalent to .821 of a share of stock.

(3)	Consists of shares subject to options currently exercisable or exercisable within 60 days. These shares are deemed to be outstanding for purposes of computing the percentage of outstanding Class A common stock owned by a person individually and by all directors and executive officers as a group but are not deemed to be outstanding for the purpose of computing the individual ownership percentage of any other person.

(4)	Includes 6,768,444 shares owned as community property with Mr. Stewart’s wife, 442,350 shares owned by the Frank B. Stewart, Jr. Foundation (a non-profit corporation), with respect to which Mr. Stewart shares voting and investment power, and 25,091 shares held indirectly by Mr. Stewart through the SEERT.

(5)	Each share of Class B common stock has ten votes per share and, unless otherwise required by law, the holder of Class B common stock votes together with the holders of Class A common stock on all matters brought before the shareholders. As of February 15, 2006, Mr. Stewart beneficially owned shares of Class A and B common stock having 42,318,644 votes, or 30.1 percent of our total voting power.

(6)	Includes 428 shares owned by Mr. Laborde’s wife.

(7)	Includes 7,570 shares held indirectly by Mr. Budde through the SEERT and 59,833 shares of restricted stock.

(8)	Includes 21,750 shares of restricted stock.

(9)	Includes 3,000 shares owned by Mr. McDonald through a family corporation with respect to which Mr. McDonald shares voting and investment power.

(10)	Includes 10,500 shares held in a trust, with respect to which Mr. Read is a trustee and shares voting and investment power.

(11)	Information regarding Mr. Budde, who is a named executive officers other than Messrs. Kendrick, Heffron, Stephens and Hawkins, appears immediately above, under the caption “Directors and Director Nominees.”

(12)	Includes 4,622 shares held indirectly by Mr. Kendrick through the SEERT, 26,750 shares of restricted stock, 4,441 shares held indirectly by Mr. Kendrick’s wife through the SEERT and 1,405 shares owned by Mr. Kendrick’s wife.

(13)	Includes 2,641 shares held indirectly by Mr. Heffron through the SEERT and 10,475 shares of restricted stock.

(14)	Includes 4,070 shares held indirectly by Mr. Stephens through the SEERT and 10,475 shares of restricted stock.

(15)	Includes 5,649 shares held indirectly by Mr. Hawkins through the SEERT and 11,308 shares of restricted stock.

(16)	As of February 13, 2006, all directors and executive officers as a group beneficially owned shares of Class A and Class B common stock representing 31.3 percent of our total voting power.

Stock Ownership of Certain Beneficial Owners
     As of February 15, 2006, the persons named below were, to our knowledge, the only beneficial owners of more than 5 percent of our outstanding Class A common stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, other than Frank B. Stewart, Jr., whose beneficial ownership of our Class A and Class B common stock is described above.

		Amount and Nature of	Percent
Beneficial Owner	Class	Beneficial Ownership	of Class
Dimensional Fund Advisors, Inc.	Class A	9,206,652(1)	8.8%
1299 Ocean Avenue
11th Floor
Santa Monica, California 90401

Westfield Capital Management	Class A	5,372,100 (2)	5.1%
One Financial Center
Boston, MA 02111-2690

(1)	Based solely on information contained in a Schedule 13 G/A filed with the Securities and Exchange Commission (“SEC”) on February 6, 2006, indicating that all shares shown as beneficially owned are held with sole voting and investment power.

(2)	Based solely on information contained in a Schedule 13G filed with the SEC on February 13, 2006, indicating that all shares shown as beneficially owned are held with sole voting and investment power.

ELECTION OF DIRECTORS
General
     Our Amended and Restated Articles of Incorporation (the “Articles”) and By-laws divide the board of directors into three classes serving three-year staggered terms and, pursuant to our By-laws and a resolution of the board of directors, the number of directors has been set at ten. The term of office of our Class I directors expires at our 2006 annual meeting. The Class II and Class III directors are serving terms that expire at our 2007 and 2008 annual meetings, respectively. At the recommendation of our corporate governance and nominating committee, Michael O. Read, Ashton J. Ryan, Jr. and John C. McNamara, our Class I directors whose terms are expiring, and Ronald H. Patron have been nominated by the board of directors for election at our 2006 annual meeting for a three-year term of office expiring at our 2009 annual meeting and until their successors are duly elected and qualified.
     Unless authority to vote for the election of directors is withheld, the proxy holders named on the enclosed proxy will vote all shares represented thereby in favor of the election of each of the four nominees listed below. We are informed that each nominee is willing to serve; however, in accordance with our By-laws, if any of them should decline or become unable to serve for any reason, votes represented by the enclosed proxy will be cast instead for a substitute nominee designated by the board of directors, or, if none is designated, the number of directors will be reduced automatically by the total number of nominees withdrawn from consideration. Under our By-laws, directors are elected by plurality vote.
     We are proposing an amendment to our Articles that if approved by our shareholders at the 2006 annual meeting will result in all of our directors being elected to serve one-year terms, commencing with the 2007 annual meeting. See “Proposal to Amend the Company’s Amended and Restated Articles of Incorporation to eliminate the Classified Board.”
Nominations
     Our board of directors is open to suggestions from our shareholders on candidates for election to the board. Any shareholder may suggest a nominee by sending the following information to our corporate governance and nominating committee: (i) your name, mailing address and telephone number, (ii) the suggested nominee’s name, mailing address and telephone number, (iii) a statement whether the suggested nominee knows that his or her name is being suggested by you, and whether he or she has consented to being suggested and is willing to serve, (iv) the suggested nominee’s resume or other description of his or her background and experience and (v) your reasons for suggesting that the individual be considered. The information should be sent to the committee addressed as follows: Chairman, Corporate Governance and Nominating Committee, Stewart Enterprises, Inc., 1333 S. Clearview Parkway, Jefferson, Louisiana 70121.
     A shareholder of record who does not wish to follow the foregoing procedure but who wishes instead to nominate directly one or more persons for election to the board of directors must comply with the procedures established by our Articles and By-laws. Pursuant to those procedures, the shareholder may nominate one or more persons for election at a meeting of shareholders only if the shareholder is entitled to vote at the meeting and provides timely notice in writing to our Secretary at our principal office, 1333 S. Clearview Parkway, Jefferson, Louisiana 70121. To be timely, a shareholder’s notice must be received at our principal office not less than 45 days nor more than 90 days prior to the meeting; however, if less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received at our principal office no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must include the following information with respect to each person the shareholder proposes to nominate: (1) the person’s name, age, business address and residential address, (2) the person’s principal occupation or employment, (3) the class and number of shares of our capital stock of which such person is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), (4) the person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected and (5) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors, or otherwise would be required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934. The notice also must include the following information with respect to the shareholder giving the notice: (1) the name and address of the shareholder and (2) the class and number of shares of our capital stock of which the shareholder is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934). If requested in writing by our Secretary at least 15 days in advance of the meeting, the shareholder must disclose to our Secretary, within ten days of the request, whether the person is the sole beneficial owner of the shares held of record by the shareholder, and, if not, the name and address of each other person known by the shareholder of record to claim or have a beneficial interest in the shares.
Policies Regarding Director Attendance at Annual Meetings and Communications with Directors
     It is the policy of our board of directors that directors are strongly encouraged to attend all annual shareholder meetings. All of our directors attended the 2005 annual meeting of shareholders. Our board of directors has also adopted a procedure for shareholders to communicate with our directors. Any shareholder wishing to do so may write to the board of directors at the company’s principal business address, 1333 S. Clearview Parkway, Jefferson, Louisiana 70121. Any shareholder communication so addressed will be delivered unopened to the director to whom it is addressed or to the Chairman of the Board if addressed to the board of directors.

Nominees and Continuing Directors
The following table sets forth certain information regarding our continuing directors and nominees for election as directors including whether he or she has been determined by the board of directors to be “independent” as defined by the listing standards of the Nasdaq Stock Market, Inc. Unless otherwise indicated, each director has been engaged in the principal occupation shown for more than the past five years.

		Nominated
Name, Age, Principal Occupation	Director	for Term
and Directorships in other Public Companies	Since	Expiring	Independent
Nominees for Election as Class I Directors:

Michael O. Read, 62	1991	2009	Yes
Senior Vice President, Hibernia National Bank(1)

Ashton J. Ryan, Jr., 58	2004	2009	Yes
President and Chief Executive Officer, First Commerce Corporation and First NBC Bank (a development stage entity) (2)

John C. McNamara, 41	2005	2009	Yes
Chief Executive Officer, Stewart Capital, LLC (3)

Ronald H. Patron, 61	N/A	2009	Yes
Retired, Executive Vice President and Chief Financial Officer, Stewart Enterprises, Inc. (4)

The board of directors unanimously recommends a vote FOR each of the nominees listed above.

Continuing Class II Directors:

Frank B. Stewart, Jr., 70	1970	2007	No
Chairman Emeritus of the Company and Chairman of the Board of Stewart Capital, LLC(3) (5)

John P. Laborde, 82	1995	2007	Yes
Retired, Chairman Emeritus, Tidewater Inc. (marine transportation) and Chairman, Laborde Marine Lifts, Inc. (marine offshore services)(6)

Thomas M. Kitchen, 58	2004	2007	No
Executive Vice President and Chief Financial Officer(7)

Continuing Class III Directors:

James W. McFarland, 60	1995	2008	Yes
J.F., Jr. and Jessie Lee Seinsheimer Chair, A.B. Freeman School of Business, Tulane University(8)

Kenneth C. Budde, 58	1998	2008	No
President and Chief Executive Officer(9)

Alden J. McDonald, Jr., 62	2001	2008	Yes
President and Chief Executive Officer, Liberty Bank and Trust Co.(10)

(1)	Mr. Read is a member of our audit committee, compensation committee and corporate governance and nominating committee. Prior to January 2001, Mr. Read was a Vice President at Marsh USA, Inc., an insurance brokerage and consulting firm.

(2)	Mr. Ryan is also a director of OCA, Inc. He is chairman of our audit committee and our investment committee and a member of our corporate governance and nominating committee. From October 1998 to July 2005, he served as President and Chief Executive Officer of First Bank and Trust. From July 1998 until October 1998, he served as Vice Chairman of Bank One, Louisiana and Chairman of its New Orleans market. Prior to its acquisition by Bank One in 1998, he served as President and Chief Executive Officer of First National Bank of Commerce, positions he held since 1991. Mr. Ryan spent the first 20 years of his career with Arthur Andersen and Company, specializing in auditing and consulting for several financial institutions.

(3)	Stewart Capital, LLC is an investment company owned entirely by Frank B. Stewart, Jr., our Chairman Emeritus. In his capacity as Chief Executive Officer of Stewart Capital, Mr. McNamara has participated in numerous partnerships with Mr. Stewart. Mr. McNamara is also a co-founder and general partner of LongueVue Capital, LLC, which is engaged in private equity investments and in which Mr. Stewart is a limited partner. Mr. McNamara is a member of our compensation committee and our corporate governance and nominating committee.

(4)	Mr. Patron joined the Company in 1983 and served as President of the Corporate Division and Chief Financial Officer from 1987 to 1998. In 1998, he scaled back his activities and took on the role of consultant and chief administrative officer until his retirement in 2001.

(5)	Mr. Stewart retired as Chairman of the Board in September 2003 and became our Chairman Emeritus at that time. He is a member of our investment committee.

(6)	Mr. Laborde has served as Chairman of the Board since April 2005. He is also a director of Stone Energy Corporation and VT Halter Marine, Inc. He is the chairman of our corporate governance and nominating committee.

(7)	Mr. Kitchen is a member of our investment committee. He has served as our Executive Vice President and Chief Financial Officer since December 2004 and as a director since February 2004. From July 2003 to November 2004, he was Investment Management Consultant at Equitas Capital Advisors, LLC. From November 1999 to January 2002, he was President of Avondale Industries, Inc., a shipbuilder.

(8)	Mr. McFarland is also a director of Sizeler Property Investors, Inc. He is the chairman of our compensation committee and a member of our investment committee and our corporate governance and nominating committee.

(9)	Mr. Budde has served as President and Chief Executive Officer since June 2004. He was our Chief Financial Officer from May 1998 until December 2004 and our Executive Vice President from May 1998 until June 2004.

(10)	Mr. McDonald is a member of our audit committee and our corporate governance and nominating committee.

     During the fiscal year ended October 31, 2005, our board of directors held 13 meetings. Each director attended 75 percent or more of the aggregate number of meetings of the board of directors and committees of which he was a member that were held during the period in which he served.
     Our board of directors has an audit committee on which Messrs. McDonald, Read and Ryan serve. The audit committee performs the functions described below under the heading “Audit Committee Report.” The audit committee met 10 times during the fiscal year ended October 31, 2005.
     Our board of directors also has a compensation committee on which Messrs. McFarland, Read and McNamara serve. The compensation committee performs the functions described below under the heading

“Executive Compensation — Compensation Committee Report on Executive Compensation.” The compensation committee met 14 times during the fiscal year ended October 31, 2005.
     Our board of directors also has a corporate governance and nominating committee on which Messrs. Laborde, McDonald, McFarland, McNamara, Read and Ryan serve. All members of the corporate governance and nominating committee are independent, as independence for nominating committee members is defined in the listing standards of the Nasdaq Stock Market, Inc. The committee operates under a written charter adopted by the board of directors that is available on our website at www.stei.com. The corporate governance and nominating committee met 17 times during the fiscal year ended October 31, 2005.
     The corporate governance and nominating committee is responsible for corporate governance, succession planning and the identification and recommendation to the full board of directors of candidates for nomination or re-nomination to the board of directors. The committee will consider candidates recommended by shareholders who follow the procedures described above under the caption “Nominations.” Although the committee has not established specific minimum qualifications for a position on the board of directors, it believes that candidates should have a strong educational background, a record of outstanding business or professional achievement and an impeccable reputation for integrity. The committee also believes that the experience and skills of the board members should be complementary, such that the board as a whole has a broad range of experiences. To identify potential director candidates, the committee primarily has sought suggestions from current board members and their contacts. The committee will also accept suggestions from shareholders who follow the nomination procedures described above and may seek the assistance of a professional search firm from time to time in the future. The committee gathers such additional information on suggested candidates as it deems relevant, considers which candidates it wishes to pursue further based on the criteria described above, interviews the remaining candidates, deliberates, and then decides which candidate or candidates to recommend to the board. The committee evaluates candidates suggested by shareholders in the same manner as candidates from all other sources.
     In December 2004, Thomas M. Kitchen was appointed as our Executive Vice President and Chief Financial Officer. As a result, he no longer qualified as an independent director and resigned from our audit committee, as all members of that committee are required to be independent. In December 2004, Leslie R. Jacobs resigned from the board, and the corporate governance and nominating committee recommended to the board that Ashton J. Ryan, Jr. be appointed to fill the vacancy and serve the remainder of Ms. Jacobs’ unexpired term. Mr. Ryan was recommended to the committee by a non-management director. The board accepted that recommendation and appointed Mr. Ryan to the board and the audit committee on December 15, 2004. The board also determined that Mr. Ryan is independent and qualifies as an “audit committee financial expert.” During the fourth quarter of fiscal year 2005, Mr. Ryan became chairman of the audit committee.
     In February 2006, the corporate governance and nominating committee recommended that Ronald H. Patron be nominated for election to the board as a Class I director. Mr. Patron was recommended to the committee by a non-management director. The board accepted the recommendation and has determined that Mr. Patron is independent.
Compensation of Directors
     Each member of the board of directors who is not a full-time employee (an “Outside Director”) was paid during the last fiscal year (1) a quarterly retainer of $5,250, (2) $1,500 for each board meeting attended and (3) $1,500 for each committee meeting attended. Meeting fees for committee chairs are $1,800 per meeting. Directors who are employees do not receive additional compensation for their service on the board or board committees.
     In 2000, we granted options to purchase 64,400 shares of our Class A common stock to each Outside Director (14,400 options under the Amended and Restated Directors’ Stock Option Plan and 50,000 options under the 2000 Directors’ Stock Option Plan). A portion of the options became exercisable immediately, and a portion became exercisable in 25 percent annual increments. Options not previously exercised expired on January 31, 2005. The exercise price of the options was the fair market value of the Class A common stock on the date of grant. Any person who joined the board as an Outside Director between the 2000 and the 2004 Annual Meeting of Shareholders received an option for a pro rata portion of a 50,000 grant.
     On July 15, 2003, we announced that Frank B. Stewart, Jr., Chairman of the Board, had elected to retire and become Chairman Emeritus of the Company. As part of Mr. Stewart’s retirement benefits agreement, we agreed to pay Mr. Stewart $1,650,000 in three installments of $550,000 each. The final payment was made on June 20, 2005.
Audit Committee Report
     The audit committee operates under a written charter adopted by the board of directors, a copy of which is attached as Appendix A. The members of the audit committee are Alden J. McDonald, Jr., Michael O. Read and Ashton J. Ryan, Jr. All members of the audit committee are independent, as independence for audit committee members is defined in the listing standards of the Nasdaq Stock Market, Inc. The board has determined that Ashton J. Ryan, Jr. is an audit committee financial expert as defined in Item 401(h) of Regulation S-K.
     The audit committee oversees our company’s accounting and financial reporting processes and the audit of our financial statements on behalf of our board. Management has the primary responsibility for the financial statements and the accounting and financial reporting processes, including the system of disclosure controls and procedures and internal control over financial reporting.
     In this context, the audit committee has met and held discussions with management and our internal accountants and our independent registered public accounting firm. Management represented to the audit committee that our company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our company as of and for the periods presented in the financial statements. The audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees) and SAS No. 90 (Audit Committee Communications).
     In addition, the audit committee has discussed with the independent registered public accounting firm such firm’s independence from our company and our management, including matters in the written disclosures provided by such firm to the audit committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The independent registered public accounting firm has represented to the company that they are independent under applicable rules of the Securities and Exchange Commission.
     The audit committee has discussed with our internal accountants and our independent registered public accounting firm the overall scope and plans for their respective audits. The audit committee has met with the internal accountants and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls over financial reporting and the overall quality of our company’s financial reporting.
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board, and the board has approved, that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the year ended October 31, 2005, for filing with the Securities and Exchange Commission.
     In accordance with the requirements of its charter, the committee has also selected, subject to shareholder ratification, PricewaterhouseCoopers LLP, certified public accountants, as our company’s independent registered public accounting firm for fiscal year 2006.
     Audit Fees: Aggregate fees and costs billed to our company for professional services rendered for the audit of our financial statements including the audit of our Puerto Rican operations and Investors Trust, Inc. (“ITI”) for the fiscal years ended October 31, 2005 and 2004, fees associated with the deferred revenue project, fees associated with Sarbanes-Oxley compliance and fees for reviewing the financial statements included in our company’s Form 10-Qs for the fiscal years ended October 31, 2005 and 2004 were [$3,537,484] and $560,691, respectively.
     Audit-Related Fees: Aggregate fees and costs billed to our company for professional services related to the audit of the Stewart Enterprises Employees’ Retirement Trust (SEERT), the audit of the Stewart Enterprises Puerto Rico Employees Retirement Trust, and other accounting consultations regarding financial accounting and reporting standards for the fiscal years ended October 31, 2005 and 2004 were [$409,008] and $46,750, respectively.

     Tax Fees: Aggregate fees and costs billed by the independent registered public accounting firm to our company for professional services related to tax compliance, including the preparation of tax returns, expatriate tax assistance and tax structure matters necessitated by the sale of our foreign operations for the fiscal years ended October 31, 2005 and 2004 were [$48,681] and $17,205, respectively.
     All Other Fees: There were no fees and costs billed to our company by PricewaterhouseCoopers LLP for professional services other than audit fees, audit-related fees and tax fees.
     The audit committee has determined that the provision of services covered by the three preceding paragraphs is compatible with maintaining the principal accountant’s independence from our company.
     The audit committee’s charter provides that the committee will pre-approve all audit services and permitted non-audit services to be performed for the company by its independent registered public accounting firm. The audit committee may delegate authority to pre-approve audit services, other than the audit of the company’s annual financial statements, and permitted non-audit services to one or more committee members, provided that the decisions made pursuant to this delegated authority must be presented to the full committee at its next scheduled meeting. Pursuant to its charter, the committee has adopted procedures for the pre-approval of services by the company’s independent registered public accounting firm. The committee will, on an annual basis, retain the independent registered public accounting firm and pre-approve the scope of all audit services and specified audit-related services. The chair of the committee or the full committee must pre-approve the firm’s review of any registration statements containing or incorporating by reference the firm’s audit report and the provision of any related consent and the preparation and delivery of any comfort letters. The committee has pre-approved the independent registered public accounting firm’s providing advice regarding isolated accounting and tax questions up to $25,000 per calendar quarter. Any other permitted non-audit services must be pre-approved by either the chair or the full audit committee. In fiscal year 2005, 100 percent of the fees paid by the company to the independent registered public accounting firm were pre-approved in compliance with the policies described above.
Submitted by the Audit Committee:

Alden J. McDonald, Jr.	Michael O. Read	Ashton J. Ryan, Jr.

EXECUTIVE COMPENSATION
Summary of Compensation
     The following table sets forth information with respect to the compensation paid to our Chief Executive Officer and to each of our four most highly compensated other executive officers for services rendered during the fiscal years ended October 31, 2005, 2004 and 2003.
SUMMARY COMPENSATION TABLE

					Long Term
		Annual Compensation			Compensation Awards
Name and				Other Annual	Restricted Stock	Securities
Principal				Compensation	Awards	Underlying	All Other
Position	Year	Salary	Bonus (1)	(2)	(3)	Options	Compensation(5)
Kenneth C. Budde (4)	2005	$505,385	$75,000	$29,632	$506,160	575,000	$39,123
President and	2004	373,601	236,250	—	95,200	50,000	35,478
Chief Executive Officer	2003	300,000	0	—	0	0	26,514

Everett N. Kendrick	2005	313,462	75,000	25,843	200,100	186,800	15,614
Chief Operating Officer	2004	300,000	187,500	—	81,600	50,000	16,562
Senior Vice President	2003	300,000	0	—	0	50,000	15,746
and President-Sales and
Marketing Div.

Brent F. Heffron	2005	305,770	75,000	134,406	50,370	46,700	31,146
Senior Vice President	2004	300,000	144,750	—	81,600	50,000	30,808
and President-Eastern	2003	300,000	0	—	0	0	25,255
Div.

G. Kenneth Stephens, Jr.	2005	306,731	75,000	187,094	50,370	46,700	15,924
Senior Vice President	2004	300,000	144,750	—	81,600	50,000	19,068
and President-Western	2003	293,270	0	—	0	50,000	17,755
Div.

Lawrence B. Hawkins	2005	300,000	75,000	26,628	50,370	46,700	8,654
Executive Vice President	2004	300,000	135,831	—	95,200	50,000	3,659
and President, Investors	2003	300,000	0	—	0	0	11,904
Trust, Inc.

(1)	The compensation committee awarded each Named Executive Officer a bonus of $75,000 to be paid one-half in cash and one-half in common stock.

(2)	Messrs. Heffron and Stephens were paid $106,959 and $158,039, respectively, for moving expenses during fiscal year 2005 as a result of being transferred by the Company during the year. Perquisites provided to the executive officers named in the Summary Compensation Table in fiscal year 2004 and 2003 were below the reporting threshold.

(3)	On December 22, 2003, we granted 271,000 shares of restricted stock to our executive officers. The restricted stock vests equally on October 31, 2004, October 31, 2005 and October 31, 2006. On November 18, 2004, the Company granted 72,000 shares of restricted stock to an executive officer, which vests 25 percent on November 18, 2005, 25 percent on November 18, 2006 and 50 percent on November 18, 2007. On December 20, 2004, we granted 58,000 shares of restricted stock to executive officers, which vests 25 percent on December 20, 2005, 25 percent on December 20, 2006 and 50 percent on December 20, 2007. On December 20, 2004, the Company also granted 36,500 shares of restricted stock to executive officers, which vest in equal 25 percent portions on December 20, 2005, 2006, 2007 and 2008. As of October 31, 2005, 113,999 shares have been cancelled and 27,972 were withheld to cover the tax obligation related to the restricted stock that vested on October 31, 2004, and 7,300 shares have been cancelled related to the restricted stock that vested on December 20, 2005. Dividends are paid on the restricted stock. As of October 31, 2005, the following were the number of restricted shares held and the dollar value of these shares for each of the named executive officers: Mr. Budde, 77,833 shares valued at $396,948; Mr. Kendrick, 34,000 shares valued at $173,400; Mr. Hawkins, 13,133 shares valued at $66,978; Mr. Heffron and Mr. Stephens, 12,300 shares valued at $62,730.

(4)	Mr. Budde has served as our President and Chief Executive Officer since June 2004. He was our Chief Financial Officer from May 1998 until December 2004 and our Executive Vice President from May 1998 until June 2004.

(5)	Consists of our contributions to the accounts of the named executive officers in our Stewart Enterprises Employees’ Retirement Trust (SEERT), our contributions to the accounts of the named executive officers in our Supplemental Retirement and Deferred Compensation Plan (the “Supplemental Plan”) and interest earned in the named executive officers’ accounts in the Supplemental Plan that is considered to be at an above-market interest rate as compared to 120% of the federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code. The amounts for 2005 are, respectively: Mr. Budde, $6,442, $14,422 and $18,259; Mr. Kendrick, $6,442, $3,559 and $5,613; Mr. Heffron, $6,442, $7,307 and $17,397; Mr. Stephens, $6,442, $3,194 and $6,288; Mr. Hawkins, $6,442, $672 and $1,540. The interest rate paid on the accounts of Supplemental Plan participants for fiscal year 2005 is equal to the Company’s weighted average cost of capital as of October 31, 2004, which was 10.31%.
Stock Options
     The following two tables present information with respect to the executive officers named in the Summary Compensation Table concerning grants and exercises of stock options during the last fiscal year and unexercised options as of October 31, 2005.
Option Grants in Last Fiscal Year

		% of Total			Potential Realizable Value at Assumed
	Number of	Options			Annual Rates of Stock Price Appreciation
	Securities	Granted to			for Option Term(2)
	Underlying	Employees
	Options	in Fiscal	Exercise	Expiration
	Granted(1)	Year	Price	Date	5%	10%
Kenneth C. Budde	575,000	48.64%	$7.03	11/18/11	$1,645,602	$3,834,952
Everett N. Kendrick	186,800	15.80%	6.90	12/20/11	524,720	1,222,820
Brent F. Heffron	46,700	3.95%	6.90	12/20/11	131,180	305,705
G. Kenneth Stephens, Jr.	46,700	3.95%	6.90	12/20/11	131,180	305,705
Lawrence B. Hawkins	46,700	3.95%	6.90	12/20/11	131,180	305,705

(1)	All options become immediately exercisable upon a change of control of our company, and the compensation committee may accelerate the exercisability of the options at any time in its discretion. The options granted to Mr. Budde vest 25 percent on November 18, 2005, 25 percent on November 18, 2006 and 50 percent on November 18, 2007. The options granted to Mr. Kendrick vest 25 percent on December 20, 2005, 25 percent on December 20, 2006 and 50 percent on December 20, 2007. The options granted to Messrs. Heffron, Stephens and Hawkins vest equally on December 20, 2005, 2006, 2007 and 2008.

(2)	The potential appreciation is calculated over the term of the options, beginning with the fair market value on the date of grant of the options, which was $7.03 on November 18, 2004 and $6.90 on December 20, 2004. As of February 16, 2006, the price of a share of our Class A common stock was $5.40.

Aggregate Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised		In-the-Money
	Shares		Stock Options at		Options at
	Acquired	Value	October 31, 2005		October 31, 2005(2)
	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Kenneth C. Budde	235,781	$284,541	33,334	591,666	0	0
Everett N. Kendrick	193,593	352,871	33,334	203,466	0	0
Brent F. Heffron	209,182	329,459	33,334	63,366	0	0
G. Kenneth Stephens, Jr.	308,216	506,625	33,334	63,366	0	0
Lawrence B. Hawkins	302,508	557,883	33,334	63,366	0	0

(1)	The value realized is (A) the difference between (1) the market price of our Class A common stock on the date the options were exercised and (2) the exercise price, multiplied by (B) the number of options exercised.

(2)	The value reflected in this table is equal to the difference between the stock price at October 31, 2005 and the exercise price multiplied by the number of exercisable and unexercisable “in-the-money” options, respectively.
Supplemental Executive Retirement Plan
     Effective April 1, 2002, the company adopted the Stewart Enterprises, Inc. Supplemental Executive Retirement Plan (the “SERP”). The SERP is an unfunded, nonqualified, noncontributory defined benefit plan that provides retirement benefits to all of our executive officers. The benefits provided under the SERP are intended to supplement the benefits available under our 401(k) Plan and Supplemental Plan and, in part, to replace a benefit previously available under the executive officers’ employment agreements.
     The SERP provides for a monthly retirement benefit based solely on a percentage of final average compensation, which is defined as the participant’s average monthly salary for the 36 months prior to the participant’s retirement date. The percentage varies based on whether the participant is designated as a “Class A” or “Class B” participant. The normal annual retirement benefit for a Class A participant is 50% of final average compensation and for a Class B participant is 40% of final average compensation. If the employee elects early retirement prior to age 65, benefits are reduced based on the number of years or partial years the early retirement date precedes age 65. A participant who terminates employment prior to age 55 is not eligible to receive benefits under the SERP.
     Participants receive their benefit in the form of a monthly life annuity unless they elect a joint-and-survivor annuity or a ten-years-certain and life annuity. If the participant elects an alternate payment option, the benefit will be the actuarial equivalent of a life annuity.
     Assuming that final average compensation equals 2005 fiscal year base salary, the estimated annual benefits that would be payable at normal retirement age to Messr. Budde, who is a Class A participant, and Messrs. Kendrick, Heffron, Stephens and Hawkins, each of whom is a Class B participant, are $252,693, $125,385, $122,308, $122,692 and $120,000, respectively.
Employment Agreements
     Effective November 1, 2004, we renewed our employment agreements with Messrs. Budde, Kendrick, Heffron, Stephens and Hawkins (sometimes referred to as the “Named Executive Officers”). The agreements provided for employment through October 31, 2007 for Messrs. Budde and Kendrick and through October 31, 2006 for Messrs. Stricklin, Stephens and Hawkins, subject to earlier termination under limited, specified circumstances, at a fixed annual salary. The agreements also provided for an annual bonus, which is awarded based upon factors established annually. Each executive has agreed that he will not compete with us for a period of two years after the termination of his employment.

     Mr. Budde’s employment agreement provides for a salary of $500,000 per fiscal year beginning in fiscal year 2005 with an annual increase of $50,000 in each of fiscal years 2006 and 2007, and a maximum annual bonus of 150% of salary beginning in fiscal year 2005, with an increase of up to 160% in fiscal year 2006 and up to 170% in fiscal year 2007.
     Messrs. Kendrick’s, Heffron’s, Stephens’ and Hawkins’ agreements provided for a salary of $300,000 per fiscal year and a maximum bonus of 100% of salary per year. On October 11, 2005, the Company entered into amendments to the employment agreements with Messrs. Kendrick, Heffron, and Stephens. The amendments are effective retroactive to August 1, 2005.
     Mr. Kendrick’s amended agreement provides for an annual salary of $350,000 and makes him eligible for an increase of $50,000 in August 2006. The agreement also provides that Mr. Kendrick is eligible to be considered for an annual bonus of up to 130% of salary, with the actual amount to be awarded based on factors established annually by the Compensation Committee of the Company’s Board of Directors.
     The amended agreements with Messrs. Stephens and Heffron provide for an annual salary of $325,000 and make them eligible for an increase of $25,000 in August 2006 and eligible to be considered for a maximum annual bonus of up to 130% of salary, with the actual amount to be awarded based on factors established annually by the Compensation Committee of the Company’s Board of Directors.
     In fiscal year 2006, the Compensation Committee of the Board of Directors agreed to amend the employment agreement for Mr. Hawkins. Mr. Hawkins’ amendment will provide an increase in salary to $325,000 per year effective January 1, 2006 and a maximum annual bonus of 130% of salary per fiscal year.
     The employment agreements also provide that if we terminate the Named Executive Officer’s employment without “cause” (as defined in the agreement), or the Named Executive Officer terminates his employment for “good reason” (as defined in the agreement), we must pay the executive an amount equal to a single year’s salary.
Change of Control Agreements
     Effective November 1, 2004, we renewed our change of control agreements with the Named Executive Officers. The change of control agreements supercede the employment agreements after a change of control. The agreements for Messrs. Budde and Kendrick provide that if a change of control occurs before October 31, 2007, the executive’s employment term will continue through the later of the second anniversary of the change of control or October 31, 2007, subject to earlier termination pursuant to the agreement. The agreements for Messrs. Heffron, Stephens and Hawkins provide that if a change of control occurs before October 31, 2006, the executive’s employment term will continue through the later of the second anniversary of the change of control or October 31, 2006. After a change of control and during the employment term, the executive is entitled to substantially the same position in substantially the same location as prior to the change of control. In addition, the executive is entitled to the salary, maximum bonus and benefits provided in his employment agreement or, if more favorable, those provided to peer employees of the acquiror.
     If after a change of control, but during the employment term, we terminate the executive’s employment without “cause” (as defined in the agreements) or the executive terminates employment for “good reason” (as defined in the agreements), we must pay the executive an amount equal to three times the sum of his salary and average annual bonus in the case of Messrs. Budde and Kendrick and two times the sum of salary and average annual bonus in the case of Messrs. Heffron, Stephens and Hawkins. “Good reason” includes the failure of the acquiror to provide the executive with substantially the same position after the change of control, and the executive’s position is not considered to be substantially the same after a change of control unless he holds an equivalent position with the ultimate parent company of the entity resulting from the transaction. In addition, a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control is deemed a termination for “good reason.” The non-competition provisions of the executive’s employment agreement continue to apply after a change of control.
     The agreements with Messrs. Budde and Kendrick provide that if after a change of control the executive is subjected to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”) because of payments made under the agreement and any benefit received under any other agreement, including the value of accelerated vesting of stock options (referred to collectively as “Change in Control Payments”), we must pay the executive (whether or not his employment has terminated) the amount necessary to place him in the same after-tax position (i.e., after the payment of federal income tax and the Excise Tax) as he would have been in if the Change in Control Payments were not subject to the Excise Tax.
     The agreements with Messrs. Stephens, Heffron and Hawkins provide that the cash payments that we must pay each of them under the agreement following a change in control shall be reduced to the extent necessary so that no portion of the Change in Control Payments which each is entitled to receive is subject to the Excise Tax unless (i) the reduced payment, when combined with all other Change in Control Payments to be received by the executive, net of all federal, state and local income and employment taxes imposed upon the Change in Control Payments, is less than (ii) the amount of the Change in Control Payments that each executive would receive if no such reduction occurred, net of all federal, state and local income and employment taxes and the Excise Tax imposed on the Change in Control Payments.
Compensation Committee Interlocks and Insider Participation
     During the last fiscal year, James W. McFarland, John C. McNamara and Michael O. Read served on the compensation committee. Leslie R. Jacobs served on the compensation committee until she resigned from the board of directors in December 2004. No member served as an officer or employee of our company or any of our subsidiaries prior to or while serving on the compensation committee. None of our executive officers served during the last fiscal year on the board of directors or on the compensation committee of another entity, one of whose executive officers served on our board of directors or on our compensation committee.
Compensation Committee Report on Executive Compensation
     General
     The compensation committee is responsible for setting and administering the policies that govern executive compensation. The committee is composed entirely of independent, non-employee directors. Reports of the committee’s actions are presented to the full board of directors. The purpose of this report is to summarize the policies, specific program elements and factors considered by the committee in making decisions about executive compensation.
     Our executive compensation policies are designed to:
•	Provide competitive levels of compensation that integrate pay with our annual and long-term performance goals

•	Reward achievements in corporate performance

•	Recognize individual initiative and performance

•	Assist us in attracting and retaining qualified executives

•	Align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of our common stock
     Our executive compensation program is primarily comprised of salaries, annual cash and stock incentive bonuses, long-term incentives in the form of stock options and restricted stock awards, and benefits under our qualified and non-qualified retirement plans.
     In fiscal 2004, the committee retained an independent consulting firm to perform a complete review of our executive compensation, particularly with respect to setting compensation for a new Chief Executive Officer and a new Chief Financial Officer. In fiscal 2005, the consultant was again retained in connection with setting compensation for executive officers who had been promoted and had taken on additional responsibility in connection with our restructuring. The firm’s report compared our executive compensation with a peer group made up of six companies in death care related industries, a larger peer group that included other service companies and a large survey from private and published sources of companies with similar revenues (the “comparison companies”). The committee set the target level of executive compensation (including salary, bonus and long-term incentives) for fiscal 2005 at approximately the median level of companies included in these peer groups and survey.
     Salary
     The salary levels of our Named Executive Officers are based generally upon the level of responsibility of each officer and the salary levels paid by the comparison companies for equivalent positions. Our goal in recent years has been to shift a larger portion of executive compensation away from salary and toward performance-based compensation. Consequently, with the exception of the increase awarded to Mr. Budde when he was promoted to President and Chief Executive Officer, executive officers’ salaries have increased only slightly in recent years.
     Incentive Bonus
     Our executive officers are eligible to receive an annual incentive bonus described in each officer’s employment agreement. Mr. Budde’s bonus for fiscal 2005 was to be based upon the Company’s earnings per share and qualitative factors established by the Compensation Committee. These qualitative factors included leadership, strategic planning, succession planning, customer service and satisfaction, employee development and business development. The amount of the annual bonuses of the other Named Executive Officers for fiscal 2005 was to be based on the Company’s earnings per share performance, quantitative performance criteria established for each officer’s area of responsibility and a qualitative analysis of the officer’s performance in certain key areas.
     The Chief Executive Officer’s maximum potential bonus for fiscal 2005 was $750,000, or 150% of his base salary. The maximum bonus of each of the other Named Executive Officers was $300,000, or approximately 100% of base salary. These maximum bonus levels are designed such that a substantial portion of an officer’s potential total compensation is tied to both Company and individual performance.
     The Company’s earnings per share for fiscal 2005 did not reach the threshold established in the executive officers’ employment agreements in order for a bonus to be earned. The committee determined, however, to award each Named Executive Officer, including the Chief Executive Officer, a bonus of $75,000 to be paid one-half in cash and one-half in Company common stock, in recognition of the extraordinary efforts of the executive officers in leading the Company through the effects of Hurricane Katrina and after consideration of the qualitative bonus criteria.
     Long-Term Stock Incentive Awards
     In fiscal 2005 as in fiscal 2004, the committee granted a combination of stock options and restricted stock to its executive officers. The committee determines grant size based on the level of responsibility of the officer and considers the grant practices of the comparison companies. The committee’s intention is that a substantial portion of total executive compensation be tied to stock appreciation. The grants of stock options and restricted stock vest over three or four years in order to strengthen our ability to retain our management team.
     Other Executive Compensation Arrangements
     The executive officers have entered into Employment Agreements and Change of Control Agreements with the Company that are described earlier in this proxy statement. We also have in place retirement programs for our executive officers. We provide a Supplemental Retirement and Deferred Compensation Plan and a Supplemental Executive Retirement Plan for the executive officers. The Supplemental Retirement and Deferred Compensation Plan is intended to supplement the Company’s 401(k) plan and allows the participants to receive matching and discretionary employer contributions without reference to the limitations of the Internal Revenue Code. Amounts credited to a participant’s account earn interest at a rate equal to the Company’s weighted average cost of capital. The Supplemental Executive Retirement Plan pays the Chief Executive Officer 50% and the other vested Named Executive Officers 40% of final average compensation for life following termination of employment at age 65 or later. Benefits are reduced in the event of termination between age 55 and 65.

     Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by the shareholders. Options granted under our incentive compensation plans are structured to qualify as “performance-based compensation” and will be excluded in calculating the $1 million limit under Section 162(m). The annual bonus and restricted stock granted to our executive officers have not been structured to qualify as performance-based compensation. The committee intends to monitor compensation levels and to consider qualifying the bonus and restricted stock grants under Section 162(m), if the annual compensation of the Chief Executive Officer approaches $1 million.
     The committee’s policy is to structure compensation that will be fully deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.
Submitted by the Compensation Committee:

James W. McFarland	Michael O. Read	John C. McNamara

TOTAL RETURN COMPARISON
     The graph and corresponding table below provide a comparison of the cumulative total shareholder return on our Class A common stock, the S&P 500 Index and an industry index made up of Service Corporation International (“SCI”) and Carriage Services, Inc. (“Carriage”) for our last five fiscal years. We believe that we, SCI and Carriage are the only major death care providers that have been publicly traded in the United States throughout the entire period covered by the graph. The information in the graph is based on the assumption of a $100 investment on October 31, 2000 at the closing price on that date and includes the reinvestment of dividends. The returns of each issuer in the industry index are weighted according to its stock market capitalization at the beginning of each period for which a return is indicated.

	Cumulative Total Shareholder Return
Index	October 31,
	2000	2001	2002	2003	2004	2005
Stewart Enterprises	100.0	285.2	257.4	192.0	335.1	242.8
S & P500 Index	100.0	75.1	67.4	77.0	84.3	91.6
Industry Index	100.0	286.7	187.0	188.4	285.5	303.0

CERTAIN TRANSACTIONS
General
     In January 1998, we discontinued an insurance policy on the life of Mr. Frank B. Stewart, Jr., our Chairman Emeritus. In order to purchase a replacement policy, The Stewart Family Special Trust borrowed $685,000 from us pursuant to a promissory note due 180 days after the death of Mr. Stewart. Interest on the note accrues annually at a rate equal to our cost of borrowing under our revolving credit facility and is payable when the principal becomes due. The amount of the loan is equal to the cash value received by us upon the discontinuance of the prior insurance policy. The loan proceeds were used by the trust to purchase a single premium policy on the life of Mr. Stewart. Certain of the beneficiaries of The Stewart Family Special Trust are members of Mr. Stewart’s family. The loan was approved by all of the disinterested members of the board of directors. The outstanding balance of the loan at October 31, 2005, including accrued interest, was approximately $1,043,507.
     In February 1997, in connection with our acquisition of Stricklin/Snively Mortuary and Catalina Channel Cremation Society, Randall L. Stricklin, Senior Vice President and President of our Western division and his wife, Barbara J. Stricklin, entered into non-competition agreements with one of our subsidiaries. These agreements provide that Mr. and Mrs. Stricklin will be paid a total of $500,000 in 40 equal quarterly installments. During fiscal year 2005, Mr. and Mrs. Stricklin were paid a total of $50,000.
     The father of G. Kenneth Stephens, Jr., Senior Vice President and President of our Western Division, has an 81 percent ownership interest in Cemetery Funeral Supply, Inc., one of our vendors. For the year ended October 31, 2004, we paid Cemetery Funeral Supply, Inc. $226,198.
     For 2005, we paid $155,220 in cash compensation to Kevin Rowe in his capacity as a sales director for our Company. Mr. Rowe is the son of William E. Rowe, former Chairman of the Board. We paid $63,798 in cash compensation to John Budde in his capacity as an information systems manager for our Company. Mr. Budde is the brother of Kenneth C. Budde, President and Chief Executive Officer. Michael Crane, Jr., funeral home and cemetery general manager, and Jeff Crane, trust manager, the sons of Michael K. Crane, Sr., the former Senior Vice President and President of our Central Division, were paid $80,509 and $75,072 in cash compensation, respectively. We paid $382,545 in cash compensation to Brenna D. Bennett in her capacity as a senior sales executive for our Company. Ms. Bennett is the wife of Everett N. Kendrick, Senior Vice President and President of our Sales and Marketing Division.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10 percent beneficial owners to file with the SEC reports of ownership and changes in ownership of our equity securities. Based solely on a review of copies of such forms, or written representations that no filings were required, we believe that all such required reports were filed on a timely basis during fiscal year 2005.
PROPOSAL TO AMEND THE COMPANY’S AMENDED AND RESTATED ARTICLES OF
INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD
     Our board of directors has authorized, and recommends for your approval, an amendment to our Amended and Restated Articles of Incorporation (the “Articles”) to eliminate the classification of our board of directors and to provide instead for the annual election of directors commencing with the 2007 annual meeting of shareholders.
Background and Effect of the Amendment
     Article IV(B) of our Articles establishes a board of directors divided into three classes (Class I, II, and III), as nearly equal in number as possible, with members of each class serving staggered three-year terms. Under this staggered term system, only directors in the particular class of directors that stands for re-election at an annual meeting are subject to re-election.
     Our board of directors, in its continuing review of corporate governance matters, after careful consideration, and upon the recommendation of its Corporate Governance and Nominating Committee, has unanimously adopted resolutions, subject to shareholder approval, declaring the advisability of an amendment to Article IV(B) of our Articles to eliminate the classification of our board of directors. If the proposed amendment is approved, all directors would voluntarily stand for re-election for a one-year term at the 2007 annual meeting and would thereafter serve one-year terms and be subject to re-election annually.

Purpose
     Classified boards have been widely adopted by U.S. corporations. Proponents of classified boards believe that they encourage continuity and stability in the management of the business and affairs of the company by ensuring that, at any given time, two-thirds of the directors have previous experience on the board. Proponents also maintain that the classified board structure enhances the independence of non-employee directors and helps to advance the board’s long-term strategic initiatives.
     A classified board structure also reduces a company’s susceptibility to potentially abusive takeover tactics and encourages potential acquirers to negotiate with the board. While a classified board does not preclude unsolicited acquisition proposals, it better positions the incumbent board to act to maximize the value of a potential acquisition to all shareholders by giving the company time and bargaining power to negotiate and consider alternative proposals.
     Notwithstanding its potential advantages, some members of the investment community perceive classified boards as a mechanism to entrench directors improperly, reduce their accountability, and discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees.
     Traditionally, the election of directors has served as one of the principal means for shareholders to influence corporate governance policies and hold management accountable for implementing such policies. Our board believes that providing our shareholders with the opportunity to register their views on the performance of each individual director (and the board of directors collectively) on an annual basis will further our goal of maintaining best practices in corporate governance.
     Our board of directors has weighed the respective advantages and disadvantages of maintaining a classified board structure, and despite its benefits, has concluded that the annual election of directors is in the best interests of our shareholders.
Amendment to Articles
     If the amendment to Article IV(B) of the Articles is adopted pursuant to this proposal, that section would read as follows:
“B. Election. Beginning with the Company’s annual meeting of shareholders to be held in 2007, each of the Company’s directors, other than those who may be elected by the holders of any class or series of stock having preference over the Class A and Class B Common Stock as to dividends or upon liquidation, shall be elected to serve a term of one year and until a successor is chosen and has qualified.”
     If this proposal is approved by our shareholders, we would file the amendment to the Articles with the Louisiana Secretary of State promptly after the 2006 annual meeting. At that time, conforming amendments to our bylaws would also become effective.
Vote Required
     The affirmative vote of at least two-thirds of the voting power present or represented at our annual meeting is required to approve this proposal.
     The board of directors recommends a vote for the amendment to the amended and restated articles of incorporation to eliminate the classified board.
PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2006, which selection will be submitted to the shareholders for ratification. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP by the affirmative vote of holders of a majority of the voting power present or represented at our 2006 annual meeting, the selection will be reconsidered by the audit committee.
     Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

     The board of directors unanimously recommends that shareholders vote FOR the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2006.

OTHER MATTERS
Quorum and Voting of Proxies
     The presence, in person or by proxy, of a majority of our company’s total voting power is necessary to constitute a quorum. If a quorum is present, (1) directors will be elected by plurality vote, (2) the approval of the proposal to amend our Articles to declassify our board of directors will require the affirmative vote of two-thirds of the voting power present or represented at the annual meeting and (3) the ratification of the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2006 will require the affirmative vote of the holders of a majority of the voting power present or represented at the annual meeting. With respect to any matter that is properly brought before the meeting, other than the election of directors, abstentions will have the effect of a vote against the proposal, and broker non-votes will be counted as not present with respect to the proposal.
     All duly executed proxies received by us in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named above, for the proposal to amend our Articles to declassify our board of directors and for the proposal to ratify the retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2006.
     The board of directors does not know of any matters to be presented at our 2006 annual meeting other than those described herein. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.
Shareholder Proposals
     Any shareholder who desires to present a proposal for inclusion in our proxy materials relating to our 2007 annual meeting must forward the proposal to our Secretary at the address shown on the first page of this Proxy Statement in time to arrive at our offices no later than November 10, 2006.
     All shareholder proposals must comply with Section 2.14 of our By-laws in order to be eligible for consideration at a shareholders’ meeting. Our By-laws are filed with the SEC, and shareholders should refer to the By-laws for a complete description of the requirements. Any shareholder who wishes to present a proposal at our 2007 annual meeting must give us notice in advance of the meeting. The notice must be received by our Secretary no later than November 10, 2006 although this date will change in accordance with our By-laws if the date of our 2007 annual meeting is 30 calendar days earlier or later than April 20, 2007. The notice must contain (1) a complete and accurate description of the proposal; (2) a statement that the shareholder (or the shareholder’s legal representative) intends to attend the meeting and present the proposal and that the shareholder intends to hold of record securities entitled to vote at the meeting through the meeting date; (3) the shareholder’s name and address and the number of shares of our voting securities that the shareholder holds of record and beneficially as of the notice date and (4) a complete and accurate description of any material interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Lewis J. Derbes, Jr.
Secretary
Jefferson, Louisiana
March 10, 2006

APPENDIX A
STEWART ENTERPRISES, INC.
AUDIT COMMITTEE CHARTER
December 2003
Organization and Member Qualifications
The audit committee shall be composed of at least three directors appointed by the Board and shall comply with the independence and other member qualification requirements of the trading markets on which the Company’s securities are listed and all legal requirements.
All members of the audit committee must be able to read and understand financial statements, including the Company’s balance sheet, income statement and cash flow statement, prior to their appointment.
At least one member of the audit committee shall be a “financial expert,” as that term is defined by the SEC in rulemaking under Section 407 of the Sarbanes-Oxley Act of 2002 and the trading markets on which the Company’s securities are listed, no later than may be required by such rulemaking.
Committee Purpose and Authority
The audit committee’s primary purpose is to assist the Board in fulfilling its oversight responsibilities by monitoring (1) the financial information provided to the shareholders, (2) the Company’s systems of internal controls and disclosure controls and procedures, (3) the audit process, (4) the independence and performance of the independent auditor and the internal audit department, and (5) the compliance by the Company with legal and regulatory requirements.
The audit committee shall have the sole authority to (1) approve the appointment and compensation of the Company’s independent auditor and (2) grant waivers to directors and executive officers of any codes of ethics or business conduct adopted by the Company. The audit committee shall be the sole arbiter of disagreements between management and the independent auditor regarding financial reporting. The independent auditor shall report directly to the audit committee.
Responsibilities
In meeting its responsibilities, the audit committee will:

Appointment and Oversight of Independent Auditor
➢	Select the independent auditor to be engaged; approve the independent auditor’s compensation.

➢	Pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditor. The audit committee may delegate authority to pre-approve audit services, other than the audit of the Company’s annual financial statements, and permitted non-audit services to one or more members, provided that decisions made pursuant to such delegated authority shall be presented to the full committee at its next scheduled meeting.

➢	Consider whether the provision of non-audit services by the independent auditor is compatible with maintaining the independent auditor’s independence.

➢	Oversee the independent auditor’s preparation and issuance of audit reports and related work.

➢	Evaluate the independent auditor’s performance on an annual basis.

➢	Confirm annually with the independent auditor that it is registered with the Public Company Accounting Oversight Board (once the Board begins accepting registrations) and that its registration is in good standing.

➢	Receive no less frequently than annually from the independent auditor assurances that the independent auditor is independent within the meaning of the securities laws administered by the SEC and the requirements of the Independence Standards Board and/or any other or superceding rules adopted by the Public Company Accounting Oversight Board.

➢	Receive no less frequently than annually from the independent auditor the written disclosures regarding the independent auditor’s independence required by Independence Standards Board Standard No. 1 and/or any other or superceding rules adopted by the SEC or the Public Company Accounting Oversight Board.

➢	Discuss no less frequently than annually with the independent auditor any disclosed relationships or services that may affect the independent auditor’s independence.

➢	If the independent auditor has been employed by the Company for five consecutive years, confirm that the Company’s lead audit partner and lead review partner have been rotated at least once every five years, as required by Section 203 of the Sarbanes-Oxley Act of 2002.

➢	Confirm that the Company’s CEO, CFO, CAO, Controller or equivalent officer, if formerly a partner of or employed by the independent auditor, did not participate in any capacity in the audit of the Company during the one year preceding the date of the initiation of the current audit.

Compliance Responsibilities
➢	Establish written procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding accounting, internal accounting controls or auditing matters, no later than as required by law or the rules of the trading markets on which the Company’s securities are listed.

➢	Review and approve all “related party transactions” of the type that would be required to be disclosed in the Company’s annual proxy statement, regardless of size, and as may otherwise be required by the trading markets on which the Company’s securities are listed.

➢	Review and concur in the implementation by the Board of the code of ethics for senior financial officers required by Section 406 of the Sarbanes-Oxley Act of 2002. Monitor compliance with the code. Approve any waivers of or changes to the code and monitor compliance with related disclosure requirements.

➢	Obtain reports from management and the internal auditor regarding compliance with law and the Company’s code of business conduct. Report to the Board regarding the Company’s policies and procedures for compliance with law and the Company’s code of business conduct.

➢	Prepare the audit committee report required by the rules of the SEC to be included in the Company’s annual proxy statement and review the disclosure in the Company’s annual proxy statement regarding the audit committee and the independent auditor, including disclosures regarding the independence of audit committee members and the fees paid by the Company to the independent auditor.

➢	Review the committee’s charter annually and recommend proposed changes to the Board if necessary or advisable.

➢	Review and approve the Disclosure Committee charter annually and approve proposed changes to the charter.
Oversight of the Company’s Internal Audit Function
➢	Review and concur in the appointment, compensation, replacement, reassignment or dismissal of the director of internal audit and review no less frequently than annually the independence of the director of internal audit. There shall be open and direct communication between the director of internal audit and the audit committee.

➢	Approve the Company’s annual audit plan and monitor compliance of the director of internal audit therewith.

➢	Consider and review with management and the director of internal audit:
▶	Significant findings during the course of each internal audit and management’s responses thereto.

▶	Any difficulties encountered in the course of the internal audit, including any restriction on the scope of the internal audit department’s work or access to required information.

▶	Any changes required in the planned scope of the audit plan.

▶	The internal audit department charter, budget and staffing.
Oversight of Quarterly Reporting Process
➢	Review with management and the independent auditor the earnings press release prior to its release to the public.

➢	Review with management and independent auditor the results of the independent auditor’s review of the Company’s interim financial statements in accordance with generally accepted auditing standards for conducting such review (currently Statement of Auditing Standards No. 71).

➢	Review legal and regulatory matters that may have a material impact on the financial statements.

➢	Review with management, legal counsel and the director of internal audit the effectiveness of the Company’s disclosure controls and procedures.

➢	Review with management, the independent auditor and the director of internal audit:
▶	The effectiveness of the Company’s internal controls and procedures for financial reporting, including computerized information system controls and security.

▶	Any related significant findings and recommendations of management, the independent auditor, and the director of internal audit, together with management’s responses thereto.
➢	Inquire of management and the director of internal audit about significant financial risks or exposures and assess with such parties and the independent auditor the potential effect thereof on the financial condition and results of operations of the Company.

Oversight of Annual Financial Statement Audit and Preparation of Annual Report on Form 10-K
In addition to the applicable items under the heading “Oversight of Quarterly Reporting Process,” the audit committee will:
➢	Consider, in consultation with the independent auditor and the director of internal audit, the audit scope and plan of the internal auditors and the independent auditor.

➢	Review with the director of internal audit and the independent auditor the coordination of audit efforts regarding completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

➢	Review with management and the independent auditor at the completion of the annual financial statement audit:
▶	The Company’s annual SEC filings, together with the financial statements and related footnotes.

▶	The results of the independent auditor’s audit.

▶	Any significant changes required in the independent auditor’s audit plan.

▶	Any material difficulties or disputes with management encountered during the course of the audit.

▶	Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards (currently, Statement of Auditing Standards No. 90).
➢	Obtain from the independent auditor assurances that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated (regarding disclosure to the committee of illegal acts detected by the independent auditor in the course of the audit).

➢	Review and approve the disclosures in each Form 10-K regarding management’s annual internal control report and the related attestation report prepared by the Company’s independent auditor, once the applicable rules become effective.

➢	Review and approve the disclosures in each Form 10-K regarding “financial experts” on the audit committee and the code of ethics for senior financial officers, once the applicable rules become effective.

➢	Receive from the independent auditor the report required by Section 204 of the Sarbanes-Oxley Act of 2002 regarding (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences, once the applicable rules become effective.

➢	Prior to the filing of each Form 10-K, recommend to the Company’s Board, based on the audit committee’s review and discussion with management and the independent auditor, that the audited financial statements be included in the Company’s Form 10-K.
Process
The committee shall meet at least four times annually, and more frequently if the committee determines it to be appropriate. At least annually, the committee shall meet with management, the internal auditor and the independent auditor in separate executive sessions. The committee shall make regular reports of its activities to the Board.
The audit committee shall have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to advise it, and the Company shall provide for appropriate funding, as determined by the audit committee, for the payment of compensation to such advisors and for the payment of compensation to the independent auditor.
Responsibilities of Others
➢	Management is responsible for developing and consistently applying the Company’s accounting principles, preparing the Company’s financial statements in accordance with generally accepted accounting principles, maintaining an appropriate system of internal controls and procedures for financial reporting and compliance with Section 13(b)(2) of the Securities Exchange Act of 1934, maintaining an appropriate system of disclosure controls and procedures, and preparing the Company’s disclosure documents in compliance with applicable law. Once the applicable rules become effective, management will also be responsible for preparing the annual internal control report required by Section 404 of the Sarbanes-Oxley Act of 2002.

➢	The Company’s internal audit department is responsible for objectively assessing management’s accounting processes and internal controls and the extent of the Company’s compliance with them.

➢	The independent auditor is responsible for auditing the Company’s annual financial statements in accordance with generally accepted auditing standards to obtain reasonable assurance that they are free from material misstatement, and for reviewing the Company’s interim financial statements in accordance with generally accepted auditing standards for conducting such review (currently SAS 71). Once the applicable rules become effective, the independent auditor will also be responsible for attesting to and reporting on management’s annual assessment of the Company’s internal controls, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Preliminary

Please
Mark Here
for Address	☐
Change or
Comments
SEE REVERSE SIDE

1.	To elect four Class I Directors.

FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below

☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:
01 Michael O. Read
02 Ashton J. Ryan, Jr.
03 John C. McNamara
04 Ronald H. Patron

2.	To approve an amendment to our articles of incorporation that would declassify our board of directors so that beginning in 2007 all directors would be elected annually.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.	To ratify the retention of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the fiscal year ending October 31, 2006.

FOR	AGAINST	ABSTAIN

☐	☐	☐

4.	In their discretion to vote upon such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors recommends that you vote FOR the nominees and the proposals listed above. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the nominees and the proposals.

Dated:	, 2006

(SIGNATURE OF SHAREHOLDER)

(SIGNATURE IF HELD JOINTLY)
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Ù FOLD AND DETACH HERE Ù
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11PM Eastern Time the business day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet Mail		Telephone		Mail
http://www.eproxy.com/stei		1-800-435-6710		Mark, sign, and date your
Use the Internet to vote your proxy. Mark, sign and date Have your proxy card in hand when your proxy card you access the web site. You will be OR and prompted to enter your control return it in the number, located in the box below, to enclosed postage-paid create and submit an electronic envelope. ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
Thank you for voting.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
STEWART ENTERPRISES, INC.
     The undersigned hereby appoints Kenneth C. Budde and Thomas M. Kitchen, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class A Common Stock of Stewart Enterprises, Inc. held of record by the undersigned on February 21, 2006 at the Annual Meeting of Shareholders to be held on April 20, 2006, or any adjournment thereof.
(Please See Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù